Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118857 on Form S-3 and Registration Statements No. 333-69103 and 333-63913 on Form S-8 of Baylake Corp. of our reports dated March 14, 2007 with respect to the consolidated financial statements of Baylake Corp., and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Baylake Corp. for the year ended December 31, 2006.

Crowe Chizek and Company LLC

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois

March 14, 2007